EXHIBIT 99.1

RXO, Inc.
Reconciliation of Net Income to Adjusted EBITDA and Public Company Pro Forma Adjusted EBITDA
(Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$13	$33	$96	$108
Interest income	(1)	—	(1)	—
Income tax provision	2	5	29	28
Depreciation and amortization expense	23	22	65	62
Transaction and integration costs	23	1	44	2
Restructuring costs	6	1	9	1
Other	—	—	—	(1)
Adjusted EBITDA (1)	$66	$62	$242	$200
Reversal of allocated corporate expense (2) and other	1	5	16	17
Public company standalone cost (3) (4)	(1)	(11)	(24)	(34)
Public company pro forma adjusted EBITDA (1)	$66	$56	$234	$183

(1) See the "Non-GAAP Financial Measures" section for additional information.
(2) Allocated corporate expense per RXO condensed combined financial statements; excludes the impact of adjusted items and allocated income tax, depreciation and amortization from XPO Logistics, Inc. Corporate.

(3) Estimated incremental costs of operating RXO as a standalone public company.
(4) Q3 2022 net income includes a majority of the estimated incremental costs of operating RXO as a standalone public company.

Non-GAAP Financial Measures
This document contains the following non-GAAP financial measures for RXO: adjusted earnings before interest, taxes, depreciation and amortization, as further adjusted in connection with the contemplated spin-off transaction (“adjusted EBITDA”); and public company pro forma adjusted EBITDA.
We believe that the above adjusted financial measures facilitate analysis of the ongoing business operations of RXO because they exclude items that may not be reflective of, or are unrelated to, RXO’s business’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.
Adjusted EBITDA includes adjustments for transaction and integration costs as well as restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses this non-GAAP financial measure in making financial, operating and planning decisions and evaluating RXO’s ongoing performance. Public company pro forma adjusted EBITDA includes adjustments for the reversal of allocated corporate expenses, public company operating expense and expense of being a public company.

We believe that adjusted EBITDA and public company pro forma adjusted EBITDA improve comparability from period to period by removing the impact of RXO’s capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in RXO’s underlying businesses.